Exhibit 10.6
THE WALT DISNEY COMPANY
Schedule of Provisions for
Performance-Based Restricted Stock Unit Award
Pursuant to the 2011 Stock Incentive Plan

AWARD AGREEMENT, dated as of Date between The Walt Disney Company, a Delaware corporation (“Disney”), and Participant Name (the “Participant”). This Award is granted on Grant Date (the “Date of Grant”) by the Compensation Committee of the Disney Board of Directors (the “Committee”) pursuant to the terms of the 2011 Stock Incentive Plan, as amended (the “Plan”).
Section 1. Restricted Stock Unit Award. Disney hereby grants to the Participant, on the terms and conditions set forth herein, an Award for a target number of Stock Units of #### (such target number of Stock Units, together with such number of additional whole or fractional Stock Unit(s), if any, as may from time to time be credited with respect thereto (as dividend equivalents) pursuant to Section 4 hereof, being referred to herein as the “Target Award Amount”). The number of Stock Units which may be awarded hereunder is dependent upon the satisfaction of the conditions set forth herein and may range from no Stock Units to 200% of the Target Award Amount. The Stock Units are notional units of measurement denominated in Shares of Disney (i.e., one Stock Unit is equivalent in value to one Share, subject to the terms hereof). The Stock Units represent an unfunded, unsecured obligation of Disney.
Section 2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below or vesting pursuant to Section 6 below) shall be subject to the satisfaction of the condition(s) set forth in each subsection of Exhibit A hereto, as applicable, and, in each case, subsection A of this Section 2.
A. Service Vesting Requirement. In addition to whichever of the performance vesting requirements of the subsection(s) of Exhibit A hereto is applicable to a stated portion of the Stock Units subject to this Award, the right of the Participant to receive payment of this Award shall become vested only if he or she remains continuously employed by Disney or an Affiliate from the date hereof until the Scheduled Vesting Date.
If the service vesting requirements of this Section 2.A are not satisfied, all of the Stock Units subject to this Award shall be immediately forfeited and the Participant’s rights with respect thereto shall cease.

All Stock Units for which all of the requirements of Exhibit A and this Section 2 have been satisfied shall become vested and shall thereafter be payable in accordance with Section 5 hereof. Subject to the terms, conditions and performance-based vesting requirements set forth herein, the Stock Units subject to this Award will vest on the third anniversary date of the Date of Grant (the “Scheduled Vesting Date”).
Section 3. Accelerated Vesting. Notwithstanding the terms and conditions of Section 2 hereof, upon the Participant's death or disability (within the meaning of Section 409A of the Internal Revenue Code), or upon the occurrence of a Triggering Event within the 12-month period following a Change in Control (in accordance with Section 11 of the Plan as in effect as of the date of the Triggering Event), in any case, prior to the Scheduled Vesting Date, the provisions of this Section 3 shall apply to determine the extent to which the Participant’s Restricted Stock Units that have not previously been forfeited shall become vested. If such death, disability or Triggering Event occurs while the Participant is employed by Disney (or an affiliate) and

A.prior to the Determination Date, this Award shall become fully vested (provided that, for this purpose, the performance condition(s) applicable to the Award as set forth in the subsection(s) to Exhibit A hereto shall in each case be deemed to have been satisfied at the target level of performance), or
B.after the Determination Date but before the Scheduled Vesting Date, then the number of Restricted Stock Units which shall become vested shall be determined on the same basis as if the Participant had been continuously employed by Disney (or an Affiliate) until the Scheduled Vesting Date.
Any Restricted Stock Units that become vested pursuant to this Section 3 shall be payable in accordance with Section 5 hereof.
Section 4. Dividend Equivalents. Any dividends paid in cash on Shares of Disney will be credited to the Participant as additional Restricted Stock Units as if the Restricted Stock Units previously held by the Participant were outstanding Shares, as follows: such credit shall be made in whole Restricted Stock Units only (rounded downward to the nearest whole unit) and shall be based on the fair market value (as defined in the Plan) of the Shares on the date of payment of such dividend. All such additional Restricted Stock Units shall be subject to the same vesting requirements applicable to the Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 5 hereof.
Section 5. Payment of Award. Payment of vested Restricted Stock Units shall be made within 30 days following the applicable date under Section 2 hereof as of which the vesting requirements under Exhibit A hereto and Section 2 hereof shall have been satisfied with respect to any tranche, as applicable (or within 30 days following acceleration of vesting under Section 3 hereof, if applicable). The Restricted Stock Units shall be paid in cash or in Shares (or some combination thereof), as determined by the Committee in its discretion at the time of payment, and in either case shall be paid to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee. If the Participant is a U.S. taxpayer, Disney will withhold all U.S. federal and state taxes as required by law at the then-current rate for supplemental wage income as applicable. If the Participant is resident in a foreign country, the Participant shall be responsible for the payment of any applicable local country taxes, including, without limitation, income taxes, social security taxes, and fringe benefit taxes, and Disney will either withhold such taxes as required by local law, or, alternatively, Participant will be required to pay such taxes directly or, where permitted by local law with respect to fringe benefit taxes, to reimburse Disney or the affiliated entity by whom you are employed for such taxes paid by Disney or such affiliated entity.
Section 6. Extended Vesting.
(a) In the event that Participant’s employment with Disney or an Affiliate thereof terminates for any reason other than death, disability or “cause” (as further provided in the Plan) at a time when (i) the Participant has attained the age of sixty and has completed at least ten consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this Award, then the remaining then unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if Participant’s employment had continued through the scheduled vesting date(s) of such tranche(s). For purposes of the foregoing, “Service Year” shall mean any full 12-month period during which the Participant was continuously employed by Disney or an affiliate thereof. In determining the total number of consecutive Service Years that the Participant has been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.
(b) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) Participant is employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued

vesting of any Stock Units subject to this Award in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise provided in such employment agreement, (i) this Section 6 shall be interpreted and applied in all respects as if Participant had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Award through the scheduled expiration date of such employment agreement and (ii) the date of termination of Participant’s employment for all purposes under this Section 6 shall be deemed to be the scheduled expiration date of such employment agreement.
[(c) In the event that Participant’s employment with Disney or an Affiliate thereof terminates on or after December 31, 2026, or upon an earlier Termination for Good Reason or termination of Participant’s employment by Disney or an Affiliate without Cause (provided that the Participant executes and does not revoke the Release and executes the Consulting Agreement, in each case as required by Participant’s employment agreement with Disney or an Affiliate thereof), then notwithstanding any other term or provision hereof, the remaining unvested tranche(s) of this Award shall vest in accordance with the terms and provisions hereof in the same manner as if Participant’s employment had continued through the scheduled vesting date(s) of such tranche(s); provided, however, that in the event of Participant’s death following such termination but prior to any such scheduled vesting date(s), all remaining then unvested tranche(s) of this Award shall be treated as set forth in Section 3 hereof as if Participant was employed by Disney (or an affiliate) upon such event. For purposes of the foregoing, each of “Termination for Good Reason”, “Cause”, “Release” and “Consulting Agreement” shall have the meaning of such term as set forth in the Participant’s employment agreement with Disney, as may be amended from time to time.]*
[(c)] [(d)] Solely for purposes of determining whether, and to what extent, the Participant shall have satisfied the service vesting requirement in Section 2.A, the Participant shall be deemed to have continued in employment (without duplication of any service credit afforded with respect to a Contractual Extension Provision) with Disney or an Affiliate during any period for which such entity provides Participant pay in lieu of notice in connection with The Worker Adjustment and Retraining Notification Act, as currently in effect and as the same may be amended from time to time, or any successor statute thereto or any comparable provision of state, local or foreign law applicable to the Participant.
Section 7. Restrictions on Transfer. Neither this Award nor any Restricted Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Disney as a result of forfeiture of the Restricted Stock Units as provided herein.
Section 8. No Voting Rights. The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.
Section 9. Award Subject to Plan. This Restricted Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.
Section 10. Changes in Capitalization. The Restricted Stock Units under this Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization.
Section 11. No Right of Employment. Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Disney or an Affiliate nor interfere in any way with the right of Disney or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.
Section 12. Effect of Employment Agreement. If the Participant is employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of the Participant’s employment
* Included in award agreements for Horacio Gutierrez and Hugh Johnston.

upon his or her rights with respect to this Award, including, without limitation, any provisions regarding acceleration of vesting and/or payment of this Award in the event of termination of employment, shall be fully applicable and supersede any provisions hereof with respect to the same subject matter.
Section 13. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Disney, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Disney shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding (“Data”). The Participant acknowledges, understands and agrees that Data will be transferred to Merrill, which is assisting Disney with the implementation, administration and management of the Plan, and/or to such other third-party plan administrator(s) and/or recipients as may be selected by Disney in the future. The Participant understands that one or more of the administrators or recipients of Data may be located in countries other than the country of Participant’s current residence, and that such other countries may have data privacy laws and protections different from, and less protective than, the laws and protections of the country of Participant’s current residence, the Member States of the European Union or any other country to which the Participant may be at any time relocated.
Section 14. Governing Law. This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

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Note: Restricted Stock Units are granted and vested in the United States. You are responsible for any applicable taxes whether you are in the United States or any other country. At the time of vesting, Disney will withhold any minimum statutory local or U.S. taxes, as applicable.
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